Exhibit 107.1
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Issuer:
Perrigo Company plc
Perrigo Finance Unlimited Company
Guarantors:
Athena Neurosciences, LLC
Chefaro Ireland Designated Activity Company
Elan Pharmaceuticals, LLC
Galpharm Healthcare Limited
Galpharm International Limited
Gr8ness, LLC
L. Perrigo Company
Medgenix Benelux NV
OCE-BIO
BV
Perrigo Belgium NV
Perrigo Capital NV
Omega Pharma Innovation & Development NV
Omega Pharma International NV
Omega Pharma Limited
Omega Pharma Trading NV
Omega Teknika Designated Activity Company
PBM Canada Holdings, LLC
PBM Nutritionals, LLC
PBM Products, LLC
Perrigo Americas Holdings, Inc.
Perrigo Company
Perrigo Corporation Designated Activity Company
Perrigo Diabetes Care, LLC
Perrigo Direct, Inc.
Perrigo Europe Invest NV
Perrigo Finance (US) LLC
Perrigo Florida, Inc.
Perrigo Holding NV
Perrigo Holdings Unlimited Company
Perrigo International Finance Designated Activity Company
Perrigo International Holdings II, Inc.
Perrigo International Holdings, LLC

Perrigo International, Inc.
Perrigo Investments, LLC
Perrigo Ireland 1 Designated Activity Company
Perrigo Ireland 10 Unlimited Company
Perrigo Supply Chain International Designated Activity Company
Perrigo Ireland 13 Designated Activity Company
Perrigo Ireland 2 Designated Activity Company
Perrigo Ireland 4 Unlimited Company
Perrigo Ireland 5 Unlimited Company
Perrigo Ireland 6 Unlimited Company
Perrigo Ireland 9 Unlimited Company
Perrigo Management Company
Perrigo Mexico Investment Holdings, LLC
Perrigo New York, Inc.
Perrigo Pharma International Designated Activity Company
Perrigo Pharma Limited
Perrigo Research & Development Company
Perrigo Sales Corporation
Perrigo UK Acquisition Limited
PMI Branded Pharmaceuticals, Inc.
Ranir Global Holdings, LLC
Ranir (Holdings) Limited
Ranir, LLC
Wrafton Laboratories Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.125% Notes due 2032	Rule 457(r) (1)	$715,000,000	100%	$715,000,000	0.00014760	$105,534

	Debt	5.375% Notes due 2032	Rule 457(r) (1)	$387,940,000 (1)	100%	$387,940,000	0.00014760	$57,260

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

		Total Offering Amounts				$1,102,940,000		$162,794

		Total Fees Previously Paid						$0

		Total Fee Offsets						$0

		Net Fee Due						$162,794

(1)	The U.S. dollar equivalent of the amount registered has been calculated using the exchange rate for September 6, 2024 of U.S. $1.1084=EUR 1, as published by Bloomberg L.P.
(2)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of those offerings is $1,102,940,000.